Exhibit 99.1

NEWS RELEASE

	CONTACTS:	Wayne Whitener
Chief Executive Officer
TGC Industries
(972) 881-1099

Jack Lascar, Partner
Karen Roan, SVP
FOR IMMEDIATE RELEASE		DRG&E (713) 529-6600

TGC Industries Reports Second Quarter 2006 Results

•                  Revenue more than doubled to $14.9 million

•                  Income before income taxes increased 56%

•                  EBITDA more than doubled to $5.8 million

PLANO, TEXAS — JULY 24, 2006 — TGC Industries, Inc. (AMEX: TGE) today announced second quarter 2006 net income of $2.1 million, or $0.13 per diluted share, on record quarterly revenues of $14.9 million compared to net income (before dividend requirements on preferred stock) of $1.8 million, or $0.14 per diluted share, on revenues of $7.2 million for the second quarter of 2005.

Wayne Whitener, TGC Industries’ President and Chief Executive Officer, said, “We continued to generate solid performance during the second quarter.  However, our results were negatively impacted by the persistent rainfall that occurred in south Texas and Kansas during the months of May and June, which affected certain crews operating in those regions.  The seismic industry remains very active, and we continue to experience strong demand for our services.  Our backlog of business at the end of the second quarter was approximately $65 million.”

SECOND QUARTER 2006

Second quarter revenues more than doubled to $14.9 million from last year’s second quarter revenues of $7.2 million.  The revenue increase was due primarily to the operation of seven field crews during the second quarter of 2006 compared to three field crews during the second quarter of 2005, as well as the productivity improvement derived from the use of five ARAM

ARIES seismic recording systems in the quarter versus one ARAM ARIES system in the second quarter a year ago.

Income from operations during the second quarter of 2006, which includes start-up costs of the seventh field acquisition crew, increased 62.1 percent to $3.6 million compared to $2.2 million during the same period last year.  However, cost of services rose to 56.3 percent of revenues in the 2006 second quarter from 53.5 percent of revenues in the second quarter of 2005 due to the impact of weather in south Texas and Kansas, which resulted in some loss of revenue as the productivity of crews operating in these regions was affected negatively during part of the quarter.  Income before income taxes in the second quarter increased 55.8 percent to $3.4 million compared to $2.2 million in the year ago quarter.  Interest expense in the second quarter rose by $166,000 due to the financing of a new ARAM ARIES system and other seismic equipment.

Net income for the second quarter was $2.1 million, or $0.13 per diluted share, compared to net income (before dividend requirements on preferred stock) of $1.8 million, or $0.14 per diluted share, for the same period of 2005.  Earnings per share during the 2006 second quarter were impacted by an increase in the effective tax rate to 39.7 percent compared to an effective tax rate of 18.1 percent in second quarter of 2005. Last year’s effective tax rate benefited from the utilization of NOLs, which were depleted during 2005.  On a pro forma basis, assuming a 39.7% tax rate in the comparative period a year ago, second quarter earnings per share would have been $0.13 for 2006 and $0.10 for 2005.

EBITDA (earnings before net interest expense, taxes, depreciation and amortization) for the second quarter more than doubled to $5.8 million, a 39.0 percent margin, from $2.8 million, a  38.3 percent margin, in the second quarter of 2005.  A reconciliation of EBITDA (a non-GAAP financial measure) to reported earnings can be found in the financial tables.

YEAR-TO-DATE 2006

Revenues for the first half of 2006 increased 129.3 percent to $29.7 million from $12.9 million during the same period last year.  Income from operations rose 124.2 percent to $8.3 million from $3.7 million a year ago.  EBITDA increased 158.1 percent to $12.2 million during the first half of 2006 compared to $4.7 million for same period last year.  Cost of services declined to 54.4 percent of revenues for the first half of 2006 from 56.4 percent of revenues in the first half of 2005.

Net income for the first six months of 2006 increased 68.5 percent to $4.8 million from net income of $2.9 million for the same period of 2005.  Diluted earnings per share for the first half of 2006 were $0.31 compared to $0.22 in the same period a year ago.

CONFERENCE CALL

TGC Industries has scheduled a conference call for Monday, July 24, 2006, at 10:30 a.m. eastern time/9:30 central.  To participate in the conference call, dial 303-262-2131 at least 10 minutes before the call begins and ask for the TGC Industries conference call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until July 31, 2006.  To access the replay, dial 303-590-3000 using a passcode of 11066246.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.tgcseismic.com.  To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software.  For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.tgcseismic.com.

TGC Industries, Inc., based in Plano, Texas, with a branch office in Houston, is one of the leading providers of seismic data acquisition services throughout the continental United States.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are based on our current expectations and projections about future events. All statements other than statements of historical fact included in this press release regarding the Company are forward looking statements. There can be no assurance that those expectations and projections will prove to be correct.

- Tables to follow -

TGC INDUSTRIES, INC.
Statements of Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	Unaudited		Unaudited

Revenue	$14,894,774	$7,193,981	$29,688,481	$12,947,724

Cost and expenses
Cost of services	8,380,445	3,851,867	16,140,591	7,298,355
Selling, general, administrative	708,901	585,231	1,355,203	924,625
Depreciation and amortization expense	2,183,091	521,801	3,902,970	1,026,733
	11,272,437	4,958,899	21,398,764	9,249,713

INCOME FROM OPERATIONS	3,622,337	2,235,082	8,289,717	3,698,011

Interest expense	212,529	46,406	408,687	79,362

INCOME BEFORE INCOME TAXES	3,409,808	2,188,676	7,881,030	3,618,649

Income tax expense current	(1,352,879)	(396,448)	(3,051,944)	(753,252)

NET INCOME	2,056,929	1,792,228	4,829,086	2,865,397

Less dividend requirements on preferred stock	—	(64,798)	—	(134,177)

INCOME ALLOCABLE TO COMMON SHAREHOLDERS	$2,056,929	$1,727,430	$4,829,086	$2,731,220

Earnings per common share:
Basic	$.13	$.26	$.31	$.42
Diluted	$.13	$.14	$.31	$.22

Weighted average number of common shares outstanding:
Basic	15,630,729	6,587,760	15,613,727	6,494,464
Diluted	15,749,472	13,074,983	15,735,948	12,960,583

The statements of income reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the interim periods. The results of the interim periods are not necessarily indicative of results to be expected for the entire year.

TGC INDUSTRIES, INC.
Reconciliation of Pro Forma Earnings and Earnings Per Share
To Earnings and Earnings Per Share

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	Unaudited		Unaudited

INCOME BEFORE INCOME TAXES	$3,409,808	$2,188,676	$7,881,030	$3,618,649

Income tax expense current	(1,352,879)	(396,448)	(3,051,944)	(753,252)
Pro forma income tax expense (A)	—	(472,456)	—	(647,165)

PRO FORMA NET INCOME	2,056,929	1,319,772	4,829,086	2,218,232

Less dividend requirements on preferred stock	—	(64,798)	—	(134,177)

PRO FORMA INCOME ALLOCABLE TO COMMON SHAREHOLDERS	$2,056,929	$1,254,974	$4,829,086	$2,084,055

Earnings per common share:
Basic (Reported)	$.13	$.26	$.31	$.42
Basic (Pro forma)	$.13	$.19	$.31	$.32

Diluted (Reported)	$.13	$.14	$.31	$.22
Diluted (Pro forma)	$.13	$.10	$.31	$.17

Weighted average number of common shares outstanding

Basic	15,630,729	6,587,760	15,613,727	6,494,464
Diluted	15,749,472	13,074,983	15,735,948	12,960,583

(A) Adjustment required to achieve a 39.7% tax rate (35.7% federal and 4% state) during the three months ended

June 30, 2005 and a 38.7% tax rate (34.7% federal and 4% state) during the six months ended June 30, 2005.

The Company utilized its net operating loss carry-forwards during 2005. During the three months ended June 30, 2006 the Company applied a 39.7 percent (35.7 percent federal and rate and 4 percent state rate) to its income. During the six months ended June 30, 2006 the Company applied a 38.7 percent (34.7 percent federal and 4 percent state rate) to its income. Therefore, the Company has made pro forma adjustments to the earnings per share information for the three months ended June 30, 2005 and the six months ended June 30, 2005 to reflect the effective tax rates in order to provide investors with net income results that reflect the tax rates.

TGC INDUSTRIES, INC.
Condensed Balance Sheets

	June 30,	December 31,
	2006	2005
	(Unaudited)	(Note)

Cash and cash equivalents	$10,570,058	$9,499,409
Receivables (net)	4,680,740	4,459,844
Pre-Paid expenses and other	2,090,331	4,434,043
Current assets	17,341,129	18,393,296
Other assets (net)	313,269	56,003
Property and equipment (net)	30,693,082	22,796,640
Total assets	$48,347,480	$41,245,939

Current liabilities	$12,050,274	$8,441,147
Long-term obligations	4,744,458	6,199,364
Shareholders’ equity	31,552,748	26,605,428
Total liabilities & equity	$48,347,480	$41,245,939

The balance sheet at December 31, 2005 has been derived from the audited financial statements at that date.

TGC INDUSTRIES, INC.
Reconciliation of EBITDA to Net Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Net income	$2,056,929	$1,792,228	$4,829,086	$2,865,397
Depreciation	2,183,091	521,801	3,902,970	1,026,733
Interest	212,529	46,406	408,687	79,362
Income tax expense	1,352,879	396,448	3,051,944	753,252

EBITDA	$5,805,428	$2,756,883	$12,192,687	$4,724,744

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